News Release

Trustmark Corporation Repurchases All Preferred Stock
 from U. S. Treasury

JACKSON, Miss. – December 9, 2009 – Trustmark Corporation (NASDAQ:TRMK) today completed the repurchase of its 215,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, (“Preferred Stock”) from the U. S. Treasury Department at a purchase price of $215.0 million plus a final accrued dividend of $716.7 thousand.  The Preferred Stock and a Warrant to purchase 1,647,931 shares of common stock were issued to the Treasury Department in November 2008 under the Capital Purchase Program.  Trustmark intends to seek agreement with the Treasury Department for the repurchase of the Warrant.

The repurchase of the Preferred Stock will result in a one-time, non-cash charge of approximately $8.2 million, or $0.14 per share, in Trustmark’s fourth quarter financial statements for the unaccreted discount recorded at the date of issuance of the Preferred Stock.

Richard G. Hickson, Chairman and CEO, stated, “We believe the repurchase of these preferred shares is in the best interests of our shareholders.  Based upon our continued solid profitability and strong capital base, Trustmark remains well positioned to meet the needs of our customers as well as maintain its financial flexibility to take advantage of opportunities for growth and expansion in the marketplace.”

About Trustmark
Trustmark is a financial services company providing banking and financial solutions through over 150 offices and 2,600 associates in Florida, Mississippi, Tennessee and Texas.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws.  These forward-looking statements include our statements regarding our intention to seek the agreement of the Treasury regarding repurchase of the Warrant.  These forward-looking statements are subject to risks and uncertainties, including: that there can be no assurance that we will reach agreement with the Treasury as to a fair market value of the warrant, or that we will repurchase the warrant; and other risks described as risk factors in our Annual Report on Form 10-K/A (Amendment No. 1) filed with the Securities and Exchange Commission on July 2, 2009 and in our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 30, 2009.

Trustmark Contacts:
Investors:
Louis E. Greer	F. Joseph Rein, Jr.
Treasurer and Principal Financial Officer	Senior Vice President
601-208-2310	601-208-6898

Media:
Melanie A. Morgan
Senior Vice President
601-208-2979